Exhibit 5.1

Our ref Direct tel Email	JPT\657525\4511506v1 + (852) 2971 3014 john.trehey@maplesandcalder.com

Le Gaga Holdings Limited
Unit 1105, The Metropolis Tower
10 Metropolis Drive
Hung Hom, Kowloon
Hong Kong
6 May 2011
Dear Sirs
Le Gaga Holdings Limited — Registration Statement on Form S-8
We have examined the Registration Statement on Form S-8 to be filed by Le Gaga Holdings Limited, a Cayman Islands exempted company incorporated with limited liability (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of an amount of ordinary shares of the Registrant (the “Shares”) for issuance pursuant to the following plans (the “Plans”):
•	Le Gaga Holdings Limited 2009 Share Incentive Plan

•	Le Gaga Holdings Limited 2010 Share Incentive Plan
As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plans and the issue of the options to purchase the Shares by the Registrant pursuant thereto. We have assumed that the Shares will be issued in accordance with the Plans and the resolutions authorising the issue.
It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plans and in accordance with the relevant resolutions adopted by the Board of Directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and the appropriate entries entered in the Register of Members of the Registrant, the Shares will be legally issued, fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto
Yours faithfully
/s/ Maples and Calder
Maples and Calder
Maples and Calder
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